Exhibit 99.1

PPGI RELEASES ANNUAL CEO’S LETTER

NORTHVALE, NJ, July 16 — Photonic Products Group, Inc. (OTC Bulletin Board: PHPG) today released the CEO’s Letter from its 2006 Annual Report.

To Our Shareholders, Customers, and Employees

For PPGI, 2006 was a significant year.  We concentrated on our existing lines of business and current operations, targeting a firmly profitable year and increased cash flow.  The results show that we achieved our best year to date.

Revenues increased only slightly from 2005’s record, but our gross profit and margins were up significantly.  We returned to profitability for the year as a whole, establishing a new record.  By year’s end we had extended our string of profitable quarters to six, and this trend has continued in 2007.  EBITDA also reached a new high, to 17% of sales.  Our order intake for the year was our second highest ever, as was our ending backlog.  Cash flow from operations was strongly positive, and also a new high.  We deployed nearly a million dollars into internal capital investments in 2006 but still we ended the year with a record cash position, while continuing to steadily pay-down the highest interest components of debt on our balance sheet. Specific financial highlights are enumerated below:

Highlights for the 2006 included:

-                    Record positive pre-tax net income of $793,000, up from a net loss of ($11,000) in 2005 on similar revenues of approximately $13.9 million.

-                    Basic and fully diluted earnings per share of $0.07 and $0.06 respectively, up from a net loss (both basic and diluted) of ($0.02 in 2005).

-                    Net cash flow from operations of $2,672,000, up from $360,000 in 2005

-                    Total increase of $1,921, 000 in positive cash flow, up from a net usage of cash of ($237,000) in 2005

-                    EBITDA (before stock compensation expense) of $2,412,000, up from $1,485,000 in 2005

The Company dealt rapidly and thoroughly with the internal control issue surrounding the misappropriation of funds matter we uncovered and reported on early in 2006.  No financial restatements were necessary, and our internal controls were reviewed, strengthened, and verified to be functioning well again by the third quarter.

Outlook and Priorities for 2007:

Our Board of Directors and our executive team are implementing our vision of creating a larger, growing, profitable corporation focused on its customers and its employees.  As to our outlook for 2007 from the vantage point of mid-year, I envision our achieving consolidated results from our current businesses that will again include increased revenue, increased net income, positive cash flow, and increased EBITDA.  Our current backlog is strong, and our focus on top line growth and sustaining high operational productivity should get us there.  Additionally, management and our Board are focused together in 2007 and into 2008 on strengthening our balance sheet through the reduction of debt.

Our industry continues to mature and evolve, creating opportunities.  While our teams remain primarily focused on the continual pursuit of organic growth, we may also pursue other options for expansion and growth when opportunities permit.    Our mission is unchanged: to continue building PPGI into a more diversified preferred provider of photonic products and services to a wider range of OEM customers within the many-sectored Photonics industry.

The path ahead has its challenges, but we are focused on the objective of enhancing shareholder value in the years ahead.

Daniel Lehrfeld

President and CEO

July 13, 2007

Photonic Products Group, Inc. develops, manufactures, and markets products and services for use in diverse Photonics industry sectors via its portfolio of branded businesses. INRAD specializes in crystal-based optical components and devices, laser accessories and instruments. Laser Optics specializes in precision custom optical components, assemblies, and optical coatings. MRC Optics’ business specializes in precision diamond turned optics, metal optics, and opto-mechanical and electro-optical assemblies. Our customers include leading corporations in the Defense and Aerospace, Laser Systems, and Process Control and Metrology sectors of the Photonics Industry, as well as the U.S. Government.  Its products are also used by researchers at National Laboratories and Universities and in industry.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These statements may be identified by their use of forward-looking terminology such as “envisions”, “will”, “expects”, “plan”, “targeting” or similar words.  Such forward-looking statements, such as growth in level of sales, expectation for continued improved profitability and positive cash flow, and improved EBITDA, and business expansion involve risks and uncertainties that could cause actual results to differ materially from those projected. Risks and uncertainties that could cause actual results to differ materially from such forward looking statements are, but are not limited to, uncertainties in market demand for the company’s products or the products of its customers, future actions by competitors, inability to deliver product on time, inability to implement growth strategies or to integrate new operations, inability to make acquisitions or mergers, inability to realize synergies from its acquisitions, inability to raise capital, and other factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission. The forward looking statements are made as of the date hereof and Photonic Products Group, Inc. does not assume any obligation to update publicly any forward looking statement.